ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

090401

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20120144739-33
	Filing Date and Time 02/29/2012 10:45 AM
	Entity Number E0057492012-2

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

CLUTTERBUG MOVE MANAGEMENT, INC.

2. Description of the original document for which correction is being made:

ARTICLES OF INCORPORATION

3. Filing date of the original document for which correction is being made: 02/01/2012

4. Description of the inaccuracy or defect.

Supplemental information was to have been added to breaking down the shares into common shares and preferred shares

5. Correction of the inaccuracy or defect.

Total Shares 75,000,000 at 0.001 par

Common shares 65,000,000 at 0.001 par
Preferred shares 10,000,000 at 0.001 par

6. Signature:

X [signature]

Authorized Signature	Title *	Date
	Chief Executive Officer	2/21/12

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members: a limited partnership or limited-liability limited partnership, by a general partner: a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.